Exhibit 99.1

NEWSRELEASE	[HUNTINGTON LOGO]

FOR IMMEDIATE RELEASE

August 9, 2004

Contacts:
Analysts		Media
Jay Gould	(614) 480-4060	Jeri Grier	(614) 480-3878
Susan Stuart	(614) 480-5413

HUNTINGTON BANCSHARES INCORPORATED

PROVIDES FURTHER UPDATE ON SEC INVESTIGATION;

DONALD R. KIMBLE NAMED CHIEF FINANCIAL OFFICER

COLUMBUS, Ohio – Huntington Bancshares Incorporated (NASDAQ: HBAN; www.huntington.com) announced today that the company is in negotiations with the staff of the Securities and Exchange Commission (SEC) regarding a settlement of the previously announced formal investigation by the SEC into certain financial accounting matters relating to fiscal years 2002 and earlier, and certain related disclosure matters. No assurances can be provided as to the ultimate timing or outcome of these matters pending a final settlement. However, Huntington expects that a settlement of this matter would involve the entry of an order requiring, among other possible matters, Huntington to comply with various provisions of the Securities Exchange Act of 1934 and the Securities Act of 1933, along with the imposition of a fine and other possible measures. A further description of this matter is set forth in the company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, that was filed with the SEC earlier today.

Tom Hoaglin, chairman, president and chief executive officer of Huntington, stated, “As the chief executive officer, I accept responsibility for matters that occur on my watch. Huntington’s Board of Directors and senior management are fully committed to bringing the pending SEC investigation to an appropriate resolution. Huntington has already taken a number of significant measures to enhance our accounting controls and procedures in the aftermath of our restatements and in response to the issues that have arisen in the course of the SEC’s investigation. Nevertheless, we expect to take an additional look at these issues under the auspices of an independent consultant review. As a company, we are committed to full, fair and transparent disclosure.”

Huntington also remains in active dialogue with its bank regulators concerning these matters and is working diligently with the regulators to resolve them in a manner that permits it to proceed with its pending Unizan acquisition. No assurances, however, can be provided as to the ultimate timing or outcome of these matters.

Donald R. Kimble, who joined the company earlier this year as executive vice president in the Finance area, has been named chief financial officer and controller. Prior to joining

Huntington, Kimble was executive vice president and controller of AmSouth Bancorporation, and previously held various subsidiary chief financial officer or accounting positions at Bank One Corporation. Hoaglin commented, “Don has a very strong finance background with more than 15 years of experience in the field, particularly in accounting and financial reporting. He will be an excellent chief financial officer for Huntington.”

Michael J. McMennamin and John D. Van Fleet have relinquished their positions of chief financial officer and controller, respectively. Both remain with the company.

“Huntington has made significant progress in improving our financial performance, and we have just recently reported strong second quarter results. Underlying business fundamentals are good, and we are looking forward to continuing the progress in the second half of the year, as previously outlined,” Hoaglin concluded.

Forward-looking Statement

This press release contains certain forward-looking statements, including certain plans, expectations, goals, and projections, which are subject to numerous assumptions, risks, and uncertainties. A number of factors, including but not limited to those set forth under the heading “Business Risks” included in Item 1 of Huntington’s Annual Report on Form 10-K for the year ended December 31, 2003, and other factors described from time to time in Huntington’s other filings with the Securities and Exchange Commission, could cause actual conditions, events, or results to differ significantly from those described in the forward-looking statements. All forward-looking statements included in this news release are based on information available at the time of the release. Huntington assumes no obligation to update any forward-looking statement.

About Huntington

Huntington Bancshares Incorporated is a $31 billion regional bank holding company headquartered in Columbus, Ohio. Through its affiliated companies, Huntington has more than 137 years of serving the financial needs of its customers. Huntington provides innovative retail and commercial financial products and services through more than 300 regional banking offices in Indiana, Kentucky, Michigan, Ohio and West Virginia. Huntington also offers retail and commercial financial services online at huntington.com; through its technologically advanced, 24-hour telephone bank; and through its network of approximately 700 ATMs. Selected financial service activities are also conducted in other states including: Dealer Sales offices in Florida, Georgia, Tennessee, Pennsylvania, and Arizona; Private Financial Group offices in Florida; and Mortgage Banking offices in Florida, Maryland, and New Jersey. International banking services are made available through the headquarters office in Columbus and an office located in the Cayman Islands and an office located in Hong Kong.

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